Exhibit 99.1

                      THE LIMITED, INC. REPORTS MARCH SALES

Columbus, Ohio (April 9, 1998)--The Limited, Inc. (NYSE/LSE: LTD) reported net sales of $765.5 million for the five-week period ended April 4, 1998, an increase of 6%, compared to sales of $719.1 million for the comparable five-week period ended April 5, 1997. Sales of $1.371 billion for the two months ended April 4, 1998 increased 6% from sales of $1.289 billion for the same period last year.

The Company's comparable store sales increased 4% for the five weeks and the nine weeks ended April 4, 1998.

The Limited, Inc., through Express, Lerner New York, Lane Bryant, Limited Stores, Structure, Limited Too, Galyan's and Henri Bendel, presently operates 3,700 specialty stores. The Company also owns approximately 83% of Intimate Brands, Inc. which, through Victoria's Secret Stores and Bath & Body Works presently operates 1,737 specialty stores and distributes apparel internationally through the Victoria's Secret Catalogue. The Company owns approximately 84% of Abercrombie & Fitch which currently operates 159 stores.

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For further information, please contact:               Rita Trevino Flynn
                                                       Vice President
                                                       Communications
                                                       The Limited, Inc.
                                                       614-415-7555